EXHIBIT 11

                            ReliaStar Financial Corp.
                        Computation of Earnings Per Share
                     (in millions, except per share amounts)
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                                                                                       THREE MONTHS
                                                                                      ENDED MARCH 31
                                                                                      --------------
EARNINGS:                                                                           1997           1996
                                                                                -----------     -------

Primary:
   Net Income, as Reported                                                      $      51.3     $      48.0
   Dividends on ESOP Convertible Preferred Stock                                          -             (.7)
   Tax Benefit on Unallocated ESOP Dividends                                              -              .2
   Dividends on 10% Senior Cumulative Preferred Stock                                     -            (1.6)
                                                                                -----------     -----------
     Net Income, As Adjusted                                                    $      51.3     $      45.9
                                                                                ===========     ===========
Fully Diluted:
   Net Income, as Reported                                                      $      51.3     $      48.0
   Dividends on 10% Senior Cumulative Preferred Stock                                     -            (1.6)
                                                                                -----------     -----------
      Net Income, as Adjusted                                                   $      51.3     $      46.4
                                                                                ===========     ===========

SHARES:

Primary:
   Weighted Average Common Shares Outstanding, Unadjusted                              40.1            36.4
   Dilutive Effect of Outstanding Stock Options                                          .6              .5
                                                                                -----------     -----------
     Weighted Average Common Shares, as Adjusted                                       40.7            36.9
                                                                                ===========     ===========
Fully Diluted:
   Weighted Average Common Shares Outstanding, Unadjusted                              40.1            36.4
   Dilutive Effect of:
     ESOP Convertible Preferred Stock                                                     -             2.6
     Outstanding Stock Options                                                           .6              .5
                                                                                -----------     -----------
       Weighted Average Common Shares, as Adjusted                                     40.7            39.5
                                                                                ===========     ===========

NET INCOME PER COMMON SHARE:

   Primary                                                                      $      1.26     $     1.24
                                                                                ===========     ==========

   Fully Diluted                                                                $      1.26     $     1.17
                                                                                ===========     ==========


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